UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 24, 2026

BKV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-42282	85-0886382
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 17th Street, Suite 2100 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (720) 375-9680

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BKV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2026, the Board of Directors (the “Board”) of BKV Corporation (the “Company”) adopted the BKV Corporation Executive Severance Plan (the “Severance Plan”) based on the recommendation of the Compensation Committee of the Board. The Severance Plan provides for severance benefits to participants who experience a “qualifying termination,” which includes termination of employment by the Company without “cause” (other than due to death or disability) or by the participant for “good reason” (as such terms are defined in the Severance Plan). The initial participants in the Severance Plan include the Company’s named executive officers.

Under the Severance Plan, if a participant experiences a qualifying termination at any time other than during the two-year period following a “Change in Control” (as defined in the BKV Corporation 2024 Equity and Incentive Compensation Plan), the participant will be entitled to receive:

•	payments in an aggregate amount equal to the participant’s base salary plus target annual bonus, multiplied by 2.0 for the CEO and 1.0 for other participants, payable in substantially equal installments over 24 months for the CEO and 12 months for other participants;

•	payment of a prorated portion of the participant’s target annual bonus, calculated based on the number of days that the participant was employed in the year of termination;

•	vesting of a prorated portion of each time-based equity award and continued eligibility for prorated vesting of each performance-based equity award based on actual achievement of the performance goals;

•	payments in an aggregate amount equal to the Company’s portion of the monthly premium for coverage under the Company’s medical, dental and vision plans for 24 months for the CEO and 12 months for other participants; and

•	payment of any earned but unpaid annual bonus for the fiscal year preceding the year of termination.

If the qualifying termination occurs during the two-year period following a change in control, the participant will be entitled to receive:

•	a lump sum payment in an aggregate amount equal to the participant’s base salary plus target annual bonus, multiplied by 3.0 for the CEO and 2.0 for other participants;

•	payment of a prorated portion of the participant’s target annual bonus, calculated based on the number of days that the participant was employed in the year of termination;

•	full vesting of each time-based equity award and continued eligibility for vesting of each performance-based equity award at the greater of the target amount or based on actual achievement of the performance goals;

•	payments in an aggregate amount equal to the Company’s portion of the monthly premium for coverage under the Company’s medical, dental and vision plans for 36 months for the CEO and 24 months for other participants; and

•	payment of any earned but unpaid annual bonus for the fiscal year preceding the year of termination.

If, in connection with a qualifying termination, a participant would be entitled to a severance benefit under an individual agreement or another Company plan or policy that is of the same type as a severance benefit under the Severance Plan, the participant will first be entitled to the severance benefit under such agreement, plan or policy, and then will be entitled to the severance benefit under the Severance Plan only to the extent that the value of the severance benefit under the Severance Plan exceeds the value of the severance benefit under such agreement, plan or policy.

The severance benefits under the Severance Plan are subject to the participant’s timely execution and delivery and non-revocation of a separation agreement containing a waiver and release of claims and continued compliance with all restrictive covenants relating to non-competition, non-solicitation, confidentiality and non-disparagement to which the participant is subject.

The description of the Severance Plan contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the form of Severance Plan included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1†*	BKV Corporation Executive Severance Plan, effective as of September 24, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†  Compensatory plan or arrangement.

*  Certain schedules and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules or similar attachments upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BKV Corporation

September 25, 2026	By:	/s/ David R. Tameron
David R. Tameron
Chief Financial Officer